Press Release


Simclar, Inc. Announces Appointment of New Director

Hialeah, FL- July 28, 2005- Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer, announced today the election of Patrick Lacchia as a director and member of Simclar's audit committee, to fill a vacancy in the board of directors and audit committee created by the resignation of Douglas A. Smith.

Mr. Lacchia has for the last ten years performed auditing and financial roles of increasing responsibility in private industry and with a public accounting firm. Since September, 2004, Mr Lacchia has been Vice President and Internal Audit Manager of Staples, Inc. (NasdaqNM: SPLS), with responsibility for all internal audit functions of this $14 billion in revenue international distributor of office supplies. Before assuming his current position, Mr. Lacchia was an internal audit manager for Staples. Prior to joining Staples in 2001, Mr. Lacchia was a senior consultant, audit staff manager and auditor for Deloitte & Touche in Paris and Boston. He was awarded an MBA by Ecole Superieure de Commerce de Bordeaux in 1995 and a Masters in Information Technology from the University Claude Bernard, Lyon, France, in 1992.

Sam Russell, Chairman of Simclar, Inc., stated "We are delighted to welcome Patrick to the board and look forward to working with him. I would also like to thank Doug Smith for his contribution during the short period in which he was a board member."

Simclar, Inc., with six North American manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 28 years.

Visit Simclar, Inc. at its website, www.simclar.com for more information about the Company.

                 Contact: Barry Pardon, President, 305-827-5240